EX-16(14)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm”, “Financial highlights” and “Appendix B – Target Funds’ Financial Highlights” and to the incorporation by reference of our reports for The UBS Funds dated August 29, 2011 into this Registration Statement (Form N-14 for Nationwide Mutual Funds).

Ernst & Young LLP

New York, New York
July 9, 2012